UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 20, 2006

GERBER SCIENTIFIC, INC. (Exact name of Registrant as specified in its charter)

CONNECTICUT	1-5865	06-0640743
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

83 Gerber Road West, South Windsor, Connecticut	06074
(Address of principal executive offices)	(Zip Code)

Registrant's Telephone Number, including area code:	(860) 644-1551

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2-(b))
	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition

On February 23, 2006, Gerber Scientific, Inc. (the "Company") issued a press release announcing its third quarter fiscal 2006 results. A copy of the press release has been furnished as Exhibit 99.1.

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

  On February 20, 2006, the Audit and Finance Committee (the "Committee") of the Board of Directors concluded, based upon the recommendation of the Company's management, that the Company's condensed consolidated financial statements for the second quarter of fiscal 2006, included in its Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 2005 and filed with the Securities and Exchange Commission on December 1, 2005, should be restated to correct an error relating to accounting for foreign exchange transaction losses on certain intercompany balances and that such previously filed financial statements should no longer be relied upon. This error related to an overstatement of foreign exchange transaction losses recorded on the translation of an intercompany balance and resulted in "Other expense, net" for the second quarter of fiscal 2006 being overstated by approximately $0.4 million. This correspondingly increased the net loss reported in the second quarter of fiscal 2006 by approximately $0.3 million, or $0.01 per diluted share. Additionally, this error also understated the amounts reported for "Cash and cash equivalents" as of October 31, 2005 and "Net cash provided by operating activities" for the six months ended October 31, 2005 by approximately $0.4 million. The Company intends to file, as soon as practicable, a Quarterly Report on Form 10-Q/A for the fiscal quarter ended October 31, 2005.

The Committee and management of the Company have discussed the matters associated with the restatement disclosed in this Current Report on Form 8-K with PricewaterhouseCoopers LLP, the Company's independent registered public accounting firm.

As a result of the error described above, the Company has determined that as of October 31, 2005 a material weakness existed with respect to its determination of the completeness and accuracy and monitoring of foreign exchange transaction gains/losses related to certain intercompany balances. Specifically, the Company failed to identify a settlement of an intercompany transaction. This control deficiency will result in the restatement of the Company's condensed consolidated financial statements for the fiscal second quarter ended October 31, 2005 and the Company will file a Form 10-Q/A for that fiscal quarter. Accordingly, the Company has concluded that its disclosure controls and procedures were not effective and this control deficiency constituted a material weakness in its internal control over financial reporting as of October 31, 2005. A material weakness is a control deficiency or combination of control deficiencies that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.

As a result of the Company's determination that the controls in place over the process of translating certain intercompany balances did not operate effectively as of October 31, 2005, the Company has performed additional procedures during the fiscal third quarter of 2006 closing process to address the control failure that occurred, including: a) performing additional recalculations of foreign exchange transaction gains/losses on the intercompany balances; and b) reconfirmation of intercompany settlements related to these balances. Management believes that these corrective actions, taken as a whole, will successfully mitigate the material weakness described above and the Company will continue to perform these enhanced procedures as part of their normal closing process.

Item 9.01 Financial Statements and Exhibits
  Exhibits

The following is being furnished as an Exhibit to this report:

Exhibit Number	Description of Exhibit

99.1	Press release dated February 23, 2006, issued by Gerber Scientific, Inc., filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GERBER SCIENTIFIC, INC.
February 23, 2006	By:	/s/ John J. Krawczynski
John J. Krawczynski Vice President, Chief Accounting Officer and Corporate Controller (On behalf of the Registrant and as Principal Accounting Officer)